Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (“Agreement”) is entered into by and between Emmis Communications Corporation (“Emmis”) on the one hand and Corre Opportunities Fund, LP, Zazove Associates LLC, DJD Group LLLP, First Derivative Traders LP and Kevan A. Fight (collectively, the “Preferred Group”) on the other hand. Emmis and the Preferred Group are collectively referred to as “Parties.” This Agreement shall be effective upon execution by all Parties or their representatives.
Recitals
A.    Emmis and the Preferred Group are parties to a lawsuit captioned in the District Court as Corre Opportunities Fund, LP, et al v. Emmis Communications Corporation, Cause No. 1:12-cv-00491-SEB-TAB, and in the Circuit Court of Appeals as Corre Opportunities Fund, LP, et al v. Emmis Communications Corporation, Cause No. 14-1647 (the “Lawsuit”).
B.    The remaining issue in the Lawsuit is a pending Bill of Costs filed by Emmis on March 14, 2014, and the Preferred Group’s Response in Opposition to the Bill of Costs filed on March 27, 2014.
C.    The Court’s ruling on the Bill of Costs was stayed on April 9, 2014 pending the outcome of the Preferred Group’s appeal to the Seventh Circuit Court of Appeals.
D.    After determination of the appeal, the Court on October 21, 2015 granted Emmis’s Motion to Lift Stay on the Bill of Costs and the Magistrate Judge set the matter for a settlement conference which was conducted on November 5, 2015 with the Parties’ lead counsel present.

E.    Emmis and the Preferred Group desire to settle and resolve their differences regarding the Bill of Costs, including all claims they may have against one another with respect to claims made in the Lawsuit or arising from Emmis’s or the Preferred Group’s actions in any way related to the Emmis 6.25% Series A Cumulative Convertible Preferred Stock (“Preferred Stock”).
Agreement
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree as follows:
1.    Emmis shall withdraw the Bill of Costs with prejudice to refiling, and waives any right to reimbursement of costs in the Lawsuit. Such withdrawal shall be filed with the court after the Emmis shareholder vote on the Amendment referenced in paragraph 2 below.

2.    The Preferred Group and each member thereof, represents and warrants that, together, they have the right to vote 695,108 shares of the Preferred Stock. Further, they agree to maintain such right to vote all such shares and shall vote all such shares in favor of an amendment to Exhibit A, as amended to date, to Emmis’ Second Amended and Restated Articles of Incorporation that would cause a mandatory conversion of all Preferred Stock into Class A Common Stock of Emmis at a ratio of 2.80 shares of Class A Common Stock for each share of Preferred Stock (the “Amendment”). A copy of the proposed Amendment is attached to this Agreement as Attachment 1.
3.    Jeffrey H. Smulyan hereby agrees to vote all of his Emmis Common Shares (both Class A and Class B) in favor of the Amendment.

4.    Emmis agrees and warrants it will, consistent with its Articles of Incorporation and Bylaws and the Indiana Business Corporation Law, use commercially reasonable efforts to promptly call and hold a shareholder meeting to vote on the Amendment. The Preferred Group agrees to cooperate reasonably with Emmis in connection with any necessary filings with the United States Securities and Exchange Commission or any other applicable regulatory body in connection with Emmis’ performance under this Agreement.
5.    Release by Preferred Group: The Preferred Group hereby RELEASES AND FOREVER DISCHARGES Emmis and all of its affiliates, predecessors, successors, assigns officers, directors, shareholders, agents, employees, representatives, and attorneys, in their representative as well as their individual capacities, from any and all claims, demands, damages, costs, expenses, and causes of action of any kind or nature, whether known or unknown, including, without limitation, any claims that the Preferred Group (or any of them) has, had or may have on account of or arising out of or in any way related to (a) the Preferred Stock, (b) the Lawsuit, and any matters that were alleged in, or that could have been alleged in, the Lawsuit, and/or (c) any and all matters, transactions or things in any way related to Emmis stock of any class or series that have occurred occurring prior to the effective date of this Agreement. The release provided for in this section shall not bar any claim for breach of this Agreement.
6.    Release by Emmis: Emmis hereby RELEASES AND FOREVER DISCHARGES the Preferred Group and all of its affiliates, predecessors, successors, assigns, officers, directors, shareholders, agents, employees, representatives, and attorneys, in their representative as well as their individual capacities, from any and all claims, demands, damages, costs, expenses, and causes of action of any kind or nature, whether known or unknown, including, without limitation, any claims that Emmis has, had or may have on account of or arising out of or in any way related to (a) the Preferred Stock, (b) the Lawsuit, and any matters that were alleged in or that could have been alleged in, the Lawsuit, and/or (c) any and all matters, transactions or things in any way related to Emmis stock of any class or series that have occurred prior to the effective date of this Agreement. The release provided for in this section shall not bar any claim for breach of this Agreement.
7.    Emmis will file the Amendment with the Indiana Secretary of State no later than the first business day after the adoption of the Amendment by Emmis’ shareholders. The Class A Common Stock to be issued pursuant to the Amendment shall be unrestricted, freely transferrable and, with respect to each person or entity who holds Preferred Stock through a DTC participant, delivered to such holder via DTC. Emmis will use its commercially reasonable efforts to cause the Amendment to be effective so that the holders of Preferred Stock who desire to voluntarily convert their shares may effect such a conversion at the rate of 2.80 shares of Common Stock per share of Preferred Stock on or before March 1, 2016. Provided that the Preferred Group is not then in breach of this Agreement, the Preferred Group shall have the right to terminate this Agreement by giving written notice to Emmis in the event that the Amendment is not effective on or before March 31, 2016. In the event of such termination, this Agreement shall be null and void.
8.    Emmis will defend and indemnify the Preferred Group from and against any third-party claim or lawsuit arising from or relating to the Amendment (each, a “Claim”); provided that such defense and indemnity shall not be available to the extent that such claim or lawsuit resulted primarily from the gross negligence, bad faith or willful misconduct of any member of the Preferred Group or the material breach of the Preferred Group’s obligations under this Agreement. The Preferred Group shall promptly notify Emmis of any Claim, will allow

Emmis to take over the defense of such Claim, and will cooperate with Emmis, as reasonably requested, in the defense or resolution of such Claim. Emmis shall promptly reimburse the Preferred Group for any reasonable attorneys’ fees incurred by the Preferred Group in providing such requested cooperation. The Preferred Group shall not settle any Claim without the prior written consent of Emmis (which consent shall not be unreasonably withheld, delayed or conditioned).
9.    The parties acknowledge and agree that this Agreement constitutes a voting agreement between the members of the Preferred Group and Jeffrey H. Smulyan under I.C. 23-1-31-2, and is specifically enforceable under I.C. 23-1-31-2(b). The prevailing party in any action to enforce a party’s obligation to vote in accordance with this Agreement shall be entitled to reimbursement of all reasonable attorneys’ fees and other costs in connection with such action.
10.    This Agreement shall be construed in accordance with the laws of the State of Indiana, without regard to conflict of law principles.
11.    Each of the undersigned attorneys represents and warrants that he or she has been duly empowered and authorized to execute this Agreement and on behalf of the Party or Parties he or she represents as counsel, and that by his or her execution, this Agreement will be binding on such Party or Parties according to its terms.
12.     The Preferred Group and each member thereof acknowledges and agrees that: (i) it has agreed to enter into this Agreement and perform its obligations hereunder, notwithstanding the fact that Emmis may be in possession of material, nonpublic information regarding Emmis, including, without limitation, its financial condition, results of operations, business, properties, assets, liabilities, management, projections, appraisals, and plans, proposals and prospects (including such information with respect to its fiscal quarter ending November 30, 2015); (ii) if it were in possession of some or all of such information, it might not be willing to execute this Agreement or perform its obligations hereunder, but it has agreed to execute this Agreement and perform its obligations hereunder notwithstanding the non-disclosure of such information; and (iii) Emmis shall have no obligation to disclose to the Preferred Group any of the information referred to in the preceding two clauses (i) and (ii).
13.    This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous oral or written agreements, understandings or representations. This Agreement may not be amended, nor may any of its provisions be waived, except by a writing signed by all the Parties.
14.    This Agreement may be executed in counterparts by any of the signatories hereto, including counterparts and signatures transmitted by telecopier or email, and as so executed, shall constitute one and the same instrument.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement, dated and effective as of December 3, 2015 to be executed by their duly authorized attorneys.

/s/ Richard A. Kempf
Richard A. Kempf

Counsel for Emmis Communications Corporation and Former Defendent Jeffrey H. Smulyan

/s/ Wayne C. Turner
Wayne C. Turner

Counsel for Corre Opportunities Fund, LP, Zazove Associated LLC, DJD Group LLLP, First Derivative Traders LP and Kevan A. Fight

Attachment 1

EXHIBIT A TO THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF EMMIS COMMUNICATIONS CORPORATION IS AMENDED TO AMEND AND RESTATE SECTION 8(a), AND TO ADD A NEW SECTION 10 AS FOLLOWS:

8.    Conversion

(a)    Subject to compliance with the provisions of this Section 8, each outstanding share of the Preferred Stock shall be convertible at any time at the option of the holder into that number of whole shares of the Corporation’s Class A Common Stock as is equal to the Liquidation Preference, divided by an initial conversion price of $17.857, equivalent to 2.8000 shares of Class A Common Stock per share of Preferred Stock, subject to adjustment as described in Section 8(c). The initial conversion price and the conversion price as adjusted are referred to in this Exhibit A as the Conversion Price. A share of Preferred Stock called for redemption will be convertible into shares of Class A Common Stock up to and including, but not after, the close of business on the date fixed for redemption unless the Corporation defaults in the payment of the amount payable upon redemption.

10.    Mandatory Conversion

(a)    On the fifth business day after any delisting of the Preferred Stock by Nasdaq has become effective (the “Mandatory Conversion Date”), each outstanding share of the Preferred Stock shall be automatically converted into 2.80 shares of Class A Common Stock per share of Preferred Stock (the “Mandatory Conversion”). The Mandatory Conversion shall be deemed to have been effected at 5:00 p.m., New York City time, on the Mandatory Conversion Date, the person or persons entitled to receive shares of Class A Common Stock issuable upon the Mandatory Conversion shall be treated for all purposes as the holder(s) of such shares of Class A Common Stock after that time on the Mandatory Conversion Date, and the rights with respect to all shares of Preferred Stock, including the rights, if any, to receive notices, will terminate at that time, except only the rights of holders of Preferred Stock to receive certificates for the number of shares of Class A Common Stock into which such Preferred Shares have been converted. Except as provided in Section 6.3(b), prior to 5:00 p.m., New York City time, on the Mandatory Conversion Date, the shares of Class A Common Stock issuable upon the Mandatory Conversion of the Preferred Stock shall not be deemed to be outstanding for any purpose, and holders of the Preferred Stock shall have no rights with respect to such shares of Class A Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on such shares of Class A Common Stock, by virtue of holding the Preferred Stock.
(b)    On or after the Mandatory Conversion Date, each holder of a certificated share of Preferred Stock shall upon the request of the Corporation surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the transfer agent. If the shares of Class A Common Stock deliverable upon conversion are to be issued in a different name from the name in which the shares of Preferred Stock to be converted are registered, the holder must also deliver to the transfer agent a written notice of the name and address of the person in which the shares of Class A Common Stock deliverable upon conversion are to be registered and an instrument of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney, together with an amount sufficient to pay any transfer or similar tax in connection with the issuance and delivery of such shares of Class A Common Stock in such name (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).
(c)    As promptly as practicable after compliance with the provisions of Section 10(b), the Corporation shall deliver or cause to be delivered at the office of the transfer agent for delivery to the holder thereof a certificate or certificates representing the number of shares of Class A Common Stock into which such Preferred Stock has been converted in accordance with the provisions of this Section 10, registered in the same name or names as the shares of Preferred Stock converted or such other name or names as are duly specified in accordance with Section 10(b).
(d)    No fractional shares or scrip representing fractional shares of Class A Common Stock shall be issued upon the Mandatory Conversion of the Preferred Stock. If more than one share of Preferred Stock is surrendered for conversion by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. If the conversion of any share or shares of Preferred Stock results in a fraction, an amount equal to such fraction, multiplied by the last reported sale price of the Class A Common Stock on the Nasdaq Stock Market (or on such other national securities exchange or authorized quotation system on which the Class A Common Stock is then listed for trading or authorized for quotation or, if the Class A Common Stock is not then so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair market value of the Class A Common Stock) at the close of business on the trading day next preceding the Mandatory Conversion Date shall be paid to such holder in cash by the Corporation.
(e)    The issuance or delivery of certificates for Class A Common Stock upon the Mandatory Conversion of shares of Preferred Stock shall be made without charge to the holder of shares of Preferred Stock for such certificates or for any documentary stamp or similar issue or transfer tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Preferred Stock converted, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the person or persons requesting the issuance or delivery thereof have paid to the Corporation the amount of such tax or have established to the reasonable satisfaction of the Corporation that such tax has been paid.

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